UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
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DESKTOP METAL, INC.

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The following article was published on July 9, 2024:

Explained: Why Nano Dimension is acquiring Desktop Metal
TCT Magazine
By Sam Davies
9 July 2024

On July 3rd, Nano Dimension and Desktop Metal rounded off a captivating day of additive manufacturing news by announcing an agreement for the two companies to combine.

It came after the pair were embroiled in an M&A saga throughout most of 2023 that saw Stratasys trying to merge with Desktop Metal, while Nano Dimension attempted to acquire Stratasys and, as the largest shareholder in Stratasys, eventually voted against the planned Stratasys-Desktop merger.

Last week, they revealed their own agreement to combine, with Nano Dimension set to acquire Desktop Metal in an all-cash transaction that values each share at between 4.07 USD and 5.50 USD. The deal is expected to close in Q4 2024.

Today, TCT has been speaking with CEOs Yoav Stern and Ric Fulop to understand where the synergies are, why Desktop Metal has agreed to sell up nine months after Fulop said it would remain an independent company, and whether more consolidation is on the cards.

Why did the deal make sense for both companies?

To many outsiders, it might seem strange that Nano Dimension, one of the shareholders to veto the planned Stratasys-Desktop Metal merger, would move to acquire the company just a year later.

But, Nano CEO Yoav Stern has been keen to stress, just because his company didn’t like the deal, doesn’t mean they didn’t like Desktop Metal. In fact, conversations between Nano and Desktop predate the announcement of the Stratasys-Desktop merger agreement.

That merger, from Stern’s point of view, would have only served to dilute shareholder value such was the structure of the deal and the structures of the companies, especially with ‘Stratasys burning cash’ and ‘the way Desktop Metal was after they started their big expense cutting initiative.’

With that cost-cutting programme complete, Stern sees many synergies between the companies, with Fulop noting that there is little overlap in technologies but many complementary assets.

Fulop told TCT: “Our colleagues at Nano Dimension have [made] some very smart acquisitions. Some of them include companies like GIS [Global Inkjet Systems], who’s the leader in inkjet management solutions – I would say two-thirds of our revenue is inkjet driven, so there’s real technical improvements in capabilities that we can adapt. There's a lot of expertise in materials. On the photopolymer side, our friends at Nano have one of the best platforms for microfabrication. These are parts where the resolution is a fraction of the width of a human hair, so much, much tighter resolution than what you can achieve with conventional systems. There's going to be things that come out that are going to be exciting with technology.”

“We sell different products to very similar customers,” Stern added. “The basic principle when you match companies is you want to get as much synergy as possible and go to market, because that's the expensive part of running a business. I mean, as much as we invest in technologies and in R&D, we eventually need to invest much more in the marketing, go to market, sales, technical support.”

Stern says that the combined company will go on to have a vision of ‘buy and build’ rather than ‘merge and cut’, though accepts that the combined company will seek to consolidate facilities and overhead, while removing certain ‘repetitions’ of the two public companies.

After the Stratasys merger collapsed, Fulop said Desktop Metal was not for sale. So, what changed?

Fulop revealed in an exclusive interview with TCT after the Stratasys merger collapsed that it intended to remain an independent company, with the CEO stating that Desktop Metal was not for sale.

Of course, having previously championed consolidation in the AM space and with Desktop Metal still yet to reach profitability, many took that notion with a pinch of salt.

They were right to. Desktop Metal agreed to the Stratasys merger for various reasons (one of which we’ll come onto shortly) – chief among them was the belief that the only way for additive manufacturing OEMs to scale and reach profitability was to see some industry consolidation.

Though it has made good progress in reducing its ‘cash burn’ through several stages of workforce reduction and facility consolidation, it still wasn’t profitable. Since most companies in the space are not yet profitable either, there’s a feeling that consolidation is a necessity. Desktop and Nano align on that vision.

“Nano had the fastest organic growth of any of the AM companies last year, they're very well managed,” Fulop said. “And they have actually made some very good acquisitions, but they've also been very disciplined. Understanding that there would have been a potential downturn with living rate hikes, they kept a lot of their powder dry and now they're in an excellent position. I think the outcome of us joining forces is that we will have the best capitalised company in the entire additive manufacturing space, and we're positioned towards mass production.”

Why did the two companies agree on a deal that has variable terms?

When the deal for Nano Dimension to acquire Desktop Metal was announced last week, the terms stated that although there is an agreement for Nano to acquire all of the outstanding Desktop shares for 5.50 USD per share, the purchase price may still be adjusted.

This is because Nano Dimension is covering Desktop Metal’s transaction expenses, expected to be around 11 million USD, which would bring the share value down by somewhere between 0.44-0.63 USD per share. Nano Dimension has also committed to providing Desktop Metal with a 20 million USD secured loan facility, which is not expected to be needed, but in the case that it is, the purchase price per share would come down by 0.80 USD. If all reductions occur, the price per share will be 4.07 USD at a total consideration of 135 million USD.

“When we have a complex transaction, we want to have a fair value at the end,” Stern said. “And it's six months between signing and closing, the fair value may go up and down because we are in a very dynamic environment. So, with a lot of effort, Ric and I combined a formula that enables to get the maximum above five dollars and, in case something is needed, it also builds a buffer. Two quarters is a long time and we wanted to make sure that whatever happens, Desktop Metal is well financed before we close the deal.”

Fulop added: “I don’t expect that we’re going to end up with four dollars and change as our shares, but I also didn’t expect that our company would be sold for five dollars and change. And I don’t think Yoav would ever have thought that these shares are trading at their current value. Our entire industry is undervalued.”

How will these two companies integrate?

The aforementioned shared vision has seen Desktop and Nano acquire several companies independently of each other, broadening their product portfolios, increasing their facility footprint, and growing their headcount along with it.

So, as they come together in the next six or so months, they face the challenge of a quite significant integration. There will be a lot of moving parts as decisions are made on duplicate facilities in Central Europe, Southern Europe and Boston, but there are also spots of opportunity.

Go to market is one of them. And is a big pull factor for Desktop Metal. As previously documented, when Desktop Metal started out, it had received investment from Stratasys, with the AM leader opening up many of its reseller channels to Desktop. But, after Desktop Metal went public and expanded into polymer 3D printing, Fulop told TCT that many of those avenues to market were shut off. It was noted as one of the main attractions when Stratasys proposed their merger.

In Nano Dimension, through a series of mutual customers and a strong sales capacity, there is potential for Desktop Metal to once again better its go-to-market capabilities. It is something that should lessen the burden on the upcoming integration, as should their respective expertise in the area of mergers and acquisitions.

“It’s not going to be easy, it’s never easy, but we expect it to be orderly,” said Stern. “Within the limitations that we are allowed to by the SEC laws, we’re working together. We get to know each other, and we plan.”

“The good news is that we have experience,” Fulop added. “This is not our first rodeo and I believe we will be able to execute.”

Once combined, will the company pursue more acquisitions in the name of consolidation?

The early signs are yes, they will.

Now, there is still work to do to get the deal over the line, but while two quarters may be a long time in the manufacturing world, it is expected come the end of the year the apparent need for consolidation will remain.

During the keynote Executive Perspectives panel sessions at RAPID + TCT, Stern stressed repeatedly his belief that consolidation is the only way for AM companies to reach their profit goals, citing how the likes of Apple and Microsoft merged with and acquired a range of computer software companies 20 years back.

When asked directly if the combined company would have a role to play in any future consolidation of the additive manufacturing market, Stern said: “It will continue. That’s a micro point of view. And that’s a micro intention.”

So, what happens between now and the close of the transaction?

With the deal expected to close in Q4 2024 – with a slight chance things may run into 2025 – there is still work to be done before Nano Dimension and Desktop Metal become one.

Like any deal of this nature, the combination needs the approval of Desktop Metal shareholders, as well as regulatory approvals and certain termination rights. Nano Dimension shareholders don’t get a vote on the deal since Nano is using cash only, rather than leveraging the value of its own stock.

When it comes to shareholder approval, there is a moderate level of confidence. Desktop Metal has what Fulop describes as a ‘concentrated shareholder base’, with 31.8% of the company’s shares owned by ‘insiders.’ Fulop says there is support from many of these insiders for this transaction, including himself and a co-founder, while investor Kleiner Perkins is also said to have affirmed the deal.

Yet, Stern recognises there may still be a need to reassure other Desktop shareholders.

He said: “We want to convince Desktop Metal shareholders that the sale of their share is a good thing for them. And the way we are going to convince them is the following: A) Look at the alternative of what would have happened, if there was no transaction, to your shareholdings. B) Look at the amount of cash you’re getting, which is better than looking at a share that over the last two years was sliding down and could continue to slide. C) If you understand what we intend to do together, pick up the cash and buy Nano shares, which are now going to be Nano Desktop Metal, and are traded at a discount. If you’re really excited about the combination – and we’re going to make them excited – then buy back the Nano shares.”

“We are committed to getting this to the finish line, we think it's the right move,” added Fulop. “And then we have a long-term view, we're not going away, we want to keep building and growing this industry. And build the first real profitable, organic growth public company that the sector has seen in a very long time, actually.”

Stern finished: “I agree, 100%. I'm very excited about this. And it's excitement both of working together with Ric and his team, and for the industry in general. I think it's a wakeup call.”

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements relating to the proposed transaction between Desktop Metal and Nano, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding Desktop Metal’s business, including expectations regarding outlook and all underlying assumptions, Nano’s and Desktop Metal’s objectives, plans and strategies, information relating to operating trends in markets where Desktop Metal operates, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that Desktop Metal intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “may,” “will,” “intends,” “projects,” “could,” “would,” “estimate,” “potential,” “continue,” “plan,” “target,” or the negative of these words or similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Desktop Metal’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may cause Desktop Metal’s or Nano’s actual results or performance to be materially different from those expressed or implied in the forward-looking statements include, but are not limited to, (i) the ultimate outcome of the proposed transaction between Desktop Metal and Nano, including the possibility that Desktop Metal’s stockholders will reject the proposed transaction; (ii) the effect of the announcement of the proposed transaction on the ability of Desktop Metal to operate its business and retain and hire key personnel and to maintain favorable business relationships; (iii) the timing of the proposed transaction; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; (v) the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary stockholder approvals); (vi) other risks related to the completion of the proposed transaction and actions related thereto; (vii) those factors and risks described in Item 3.D “Key Information - Risk Factors,” Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Nano’s Annual Report on Form 20-F for the year ended December 31, 2023 and Part 1, Item 1A, “Risk Factors” in Desktop Metal’s Annual Report on Form 10-K for the year ended December 31, 2023 and Part II, Item 1A, “Risk Factors” in Desktop Metal’s most recent Quarterly Reports on Form 10-Q, each filed with the SEC, and in Desktop Metal’s other filings with the SEC.

The forward-looking statements included in this communication are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Desktop Metal intends to file a proxy statement with the SEC. Desktop Metal may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that Desktop Metal may file with the SEC. The definitive proxy statement (if and when available) will be mailed to stockholders of Desktop Metal. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement (if and when available) and other documents containing important information about Desktop Metal and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Desktop Metal will be available free of charge on Desktop Metal’s website at https://ir.desktopmetal.com/sec-filings/all-sec-filings.

Participants in the Solicitation

Desktop Metal, Nano and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Desktop Metal is set forth in Desktop Metal’s proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2024. Information about the directors and executive officers of Nano is set forth in Nano’s Annual Report on Form 20-F, which was filed with the SEC on March 21, 2024. Other information regarding persons why may be deemed to be participants in the solicitation of Desktop Metal’s stockholders in connection with the proposed transaction and any direct or indirect interests they may have in the proposed transaction will be set forth in Desktop Metal’s definitive proxy statement for its special meeting of stockholders when it is filed with the SEC.